As filed with the Securities and Exchange Commission on December 21, 2020

Registration No. 333-223667

Registration No. 333-223668

Registration No. 333-224896

Registration No. 333-229983

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223667

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223668

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224896

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-229983

Under the Securities Act of 1933

GRIZZLY MERGER SUB 1, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	47-1211994 (I.R.S. Employer Identification No.)

GCI Liberty, Inc. Transitional Stock Adjustment Plan

GCI 401(k) Plan

GCI Liberty, Inc. 2018 Omnibus Incentive Plan

(Full title of plans)

Renee L. Wilm
Chief Legal Officer
Grizzly Merger Sub 1, LLC
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5900
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copy to: Samantha H. Crispin Nicole Perez Beverly B. Reyes Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

These post-effective amendments (these “Post-Effective Amendments”), filed by Grizzly Merger Sub 1, LLC, a wholly owned subsidiary of Liberty Broadband Corporation (“Liberty Broadband”) and a Delaware limited liability company (the “Company,” as successor by merger to GCI Liberty, Inc., a Delaware corporation “GCI Liberty”), deregisters the shares of Series A common stock, par value $0.01 per share, of GCI Liberty (“Series A Common Stock”) and Series B common stock, par value $0.01 per share, of GCI Liberty (“Series B Common Stock” and, together with the Series A Common Stock, “GCI Liberty Common Stock”), issuable and any other securities remaining unissued, under the following plans, which were registered on the following Registration Statements on Form S-8 filed by GCI Liberty (or its predecessor) with the Securities and Exchange Commission (the “SEC”) (each, as amended, a “Registration Statement”, and collectively, the “Registration Statements”), and that remain unsold as of the date of this Amendment:

•              Registration Statement on Form S-8 (File No. 333-223667), which was filed with the SEC on March 15, 2018 by GCI Liberty’s predecessor (as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on May 14, 2018 by GCI Liberty), pertaining to the registration of Series A Common Stock and Series B Common Stock issuable under the GCI Liberty, Inc. Transitional Stock Adjustment Plan;

•              Registration Statement on Form S-8 (File No. 333-223668), which was filed with the SEC on March 15, 2018 by GCI Liberty’s predecessor (as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on May 14, 2018 by GCI Liberty), pertaining to the registration of Series A Common Stock issuable under the GCI 401(k) Plan;

•              Registration Statement on Form S-8 (File No. 333-224896), which was filed with the SEC on May 14, 2018, pertaining to the registration of Series A Common Stock issuable under the GCI Liberty, Inc. 2018 Omnibus Incentive Plan; and

•              Registration Statement on Form S-8 (File No. 333-229983), which was filed with the SEC on March 1, 2019, pertaining to the registration of Series B Common Stock issuable under the GCI Liberty, Inc. 2018 Omnibus Incentive Plan.

On December 18, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of August 6, 2020 (the “Merger Agreement”), by and among Liberty Broadband, GCI Liberty, the Company and Grizzly Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into GCI Liberty (the “First Merger”), with GCI Liberty surviving the First Merger and becoming an indirect wholly owned subsidiary of Liberty Broadband (the “Surviving Corporation”), and immediately following the First Merger, GCI Liberty (as the Surviving Corporation in the First Merger) merged with and into the Company (the “Upstream Merger”, and together with the First Merger, the “Combination”), with the Company surviving the Upstream Merger as a wholly owned subsidiary of Liberty Broadband.

As a result of the Combination, GCI Liberty Common Stock is no longer publicly outstanding, and shares of GCI Liberty Common Stock currently represent the right to receive the consideration described in the Merger Agreement. GCI Liberty has terminated all offerings of its securities pursuant to its existing registration statements on file with the SEC, including each of the Registration Statements. In accordance with undertakings made by GCI Liberty in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado, on December 21, 2020.

GRIZZLY MERGER SUB 1, LLC (as successor by merger to GCI Liberty, Inc.)

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President and Assistant Secretary

In reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.